Exhibit 10.9D

* CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.
AMENDMENT NUMBER FOUR TO LOAN AND SECURITY AGREEMENT AND CONSENT
This Amendment Number Four to Loan and Security Agreement and Consent (this “Amendment”) is entered into as of April 29, 2025 (the “Fourth Amendment Effective Date”), by and among the lenders identified on the signature pages hereof (such lenders, together with their respective successors and permitted assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), [***], administrative agent for each member of the Lender Group and the Bank Product Providers (in such capacity, together with its successors and assigns in such capacity, “Agent”), as lead arranger (in such capacity, together with its successors and assigns in such capacity, the “Lead Arranger”), and as book runner (in such capacity, together with its successors and assigns in such capacity, the “Book Runner”), and ADVANCED FLOWER CAPITAL INC., a Maryland corporation, formerly known as AFC Gamma, Inc. (“Borrower”), in light of the following:
A.Agent, the Lenders, the Lead Arranger, the Book Runner and Borrower have previously entered into that certain Loan and Security Agreement, dated as of April 29, 2022 (as amended, restated or otherwise modified from time to time, the “Agreement”);
B.Borrower has informed Agent and Lenders that AFCG TRS1, LLC (“TRS”), a Subsidiary of Borrower, has ceased to be an Immaterial Subsidiary on or around the date hereof and pursuant to Section 6.11 of the Agreement, TRS is required to become a Guarantor upon it ceasing to be an Immaterial Subsidiary;
C.Borrower has also informed Agent and Lenders that Borrower may to either repurchase a portion of its Equity Interests or repay in whole or in part the Note 2021 Indebtedness during the twelve months ending April 29, 2026 (the “Subject Transaction”);
D.Borrower has requested (i) to amend certain provisions of the Agreement set forth herein, (ii) TRS to become a Guarantor, and (iii) consent to the Subject Transaction; and
E.In accordance with Section 10.1 of the Agreement, Agent, the Lenders (which shall constitute the Supermajority Lenders), and Borrower have agreed to amend the Agreement, consent to the Subject Transaction and permit TRS to become a Guarantor under the Loan Documents pursuant to Section 6.11 of the Agreement, in each case, subject to and in accordance with the term and conditions set forth herein.
NOW, THEREFORE, in consideration of the premises herein contained and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Agent, the Lenders, and Borrower hereby agree as follows as of the Fourth Amendment Effective Date:
1.DEFINITIONS. All initially capitalized terms used in this Amendment shall have the meanings given to them in the Agreement unless specifically defined herein.
2.AMENDMENTS.
BN 88745467v3

(a)The definition of “Applicable Interest Rate” in Section 1.1 of the Agreement is hereby amended and restated in its entirety to read as follows:
“‘Applicable Interest Rate’ means a variable annual rate equal to the greater of: (i) the Base Rate plus one half of one percent (0.50%) and (ii) 7.00%.”
(b)The definition of “Available Increase” in Section 1.1 of the Agreement is hereby amended and restated in its entirety to read as follows:
3.“‘Available Increase Amount’ means, as of any date of determination, an amount equal to the result of (a) $70,000,000 minus (b) the aggregate principal amount of Increases to the Commitments previously made pursuant to Section 2.13 of this Agreement
(a)Clause (a) of the definition of “Borrowing Base” in Section 1.1 of the Agreement is hereby amended and restated in its entirety to read as follows:
(b)“(a)    Applicable Advance Rate of the Borrower Pro Rata Hold of the outstanding principal balance of loans under the Eligible Obligor Loan Receivables, plus”
(c)The definition of “Collateral” in Section 1.1 of the Agreement is hereby amended and restated in its entirety to read as follows:
(d)“‘Collateral’ means all of Borrower’s right, title, and interest in and to the following, whether now owned or hereafter acquired or arising and wherever located:
(e)(a)    all of its Accounts;
(f)(b)    all of its Books;
(g)(c)    all of its Chattel Paper;
(h)(d)    all of its Deposit Accounts and Securities Accounts;
(i)(e)    all of its Equipment and Fixtures;
(j)(f)    all of its General Intangibles;
(k)(g)    all of its Inventory;
(l)(h)    all of its Investment Related Property;
(m)(i)    all of its Negotiable Collateral (including all of its Obligor Loan Receivables);
(n)(j)    all of its Supporting Obligations;
(o)(k)    all of its Commercial Tort Claims;
(p)(l)    all of its money, Cash Equivalents, or other assets that now or hereafter come into the possession, custody, or control of Agent (or its agent or designee) or any other member of the Lender Group; and
(q)(m)    all of the proceeds (as such term is defined in the Code) and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance or Commercial Tort Claims covering or relating to any or all of the foregoing, and any and all Accounts, Books, Chattel Paper, Deposit Accounts, Equipment, Fixtures, General Intangibles, Inventory, Investment Related Property, Negotiable Collateral, Supporting Obligations, money, or other tangible or intangible property resulting from the sale, lease, license, exchange, collection, or other disposition of any of the foregoing, the proceeds of any award in condemnation with respect to any of the foregoing, any rebates or refunds, whether for taxes or otherwise, and all proceeds of any such proceeds, or any portion thereof or interest therein, and the proceeds thereof, and all proceeds of any loss of, damage to, or destruction of the above, whether insured or not insured, and, to the extent not otherwise included, any indemnity, warranty, or guaranty payable by reason of loss or damage to, or otherwise with respect to any of the foregoing (the “Proceeds”). Without limiting the generality of the foregoing, the term “Proceeds” includes whatever is receivable or received when Investment Related Property or proceeds are sold, exchanged, collected, or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes proceeds of any indemnity or guaranty payable to Borrower or Agent from time to time with respect to any of the Investment Related Property.”
(r)The definition of “Debt Service” in Section 1.1 of the Agreement is hereby amended and restated in its entirety to read as follows:
(s)“‘Debt Service’ means for any period the sum of all regularly scheduled principal and interest payments due and payable in cash on all Consolidated Debt of Borrower and its Subsidiaries for such period.”
(t)The definition of “EBITDA” in Section 1.1 of the Agreement is hereby amended and restated in its entirety to read as follows:
(u)“‘EBITDA’ means, with respect to any fiscal period and with respect to Borrower, determined in each case, on a consolidated basis in accordance with GAAP, Net Income (or loss) minus extraordinary gains and previously accrued payment in kind interest received to the extent actually repaid and received in cash plus the sum of: (i) interest expense, income taxes, (ii) depreciation and amortization, (iii) reserves for current expected credit losses, (iv) stock compensation, (v) unrealized gains or losses on loans held at fair value, (vi) other non-cash items, and (vii) as approved in writing by Agent, all unusual, extraordinary, infrequent, or non-recurring items, in each case for such fiscal period. For the avoidance of doubt, EBITDA shall not exclude accrued income under clause (vi) above, in the case of investments with a deferred interest feature such as original issue discount.”
(v)The definition of “Eligible Obligor Loan Receivable” in Section 1.1 of the Agreement is hereby amended and restated in its entirety to read as follows:
(w)“‘Eligible Obligor Loan Receivables’ means those Obligor Loan Receivables as of the Closing Date set forth on Schedule E-1 and additional Obligor Loan Receivables that comply in all material respects with the representations and warranties and covenants made by Borrower to the Lender Group in the Loan Documents respecting the Eligible Obligor Loan Receivables and are otherwise acceptable to Agent in its sole discretion as of the date of their initial inclusion in the Borrowing Base by Borrower and are added to Schedule E-1 by delivery to Agent of an updated Schedule E-1 approved by Required Lenders together with a certificate in the form of Exhibit E-1 signed by an officer of Borrower, and acknowledged and agreed to by Agent by the signature of one of its officers, certifying that the updated Schedule E-1 is true and correct in all material respects; provided that, unless otherwise approved by Required Lenders, (a) Obligor Loan Receivables with respect to an Obligor or its Affiliates in excess of twenty five percent (25%) of all Eligible Obligor Loan Receivables shall be excluded from the Borrowing Base calculation at the time of determination to the extent of the obligations owing by such Obligor and its Affiliates in excess of such percentage, (b) if the Obligor Agent under the applicable Obligor Loan Receivable is not a party to the Obligor Agent Agreement, then such Obligor Loan Receivable shall be excluded from the Borrowing Base calculation at the time of determination, and (c) if any Triggering Event occurs with respect to any Eligible Obligor Loan Receivable, Agent may, in its sole discretion, deem such Obligor Loan Receivable to be ineligible and exclude such Obligor Loan Receivable from the calculation of the Borrowing Base hereunder.”
(x)The definition of “Guaranty” in Section 1.1 of the Agreement of the Agreement is hereby amended and restated in its entirety to read as follows:
(y)“Guaranty” means (a) that certain Guaranty and Security Agreement, dated as of April 29, 2025 executed and delivered by TRS in favor of Agent and (b) each other guaranty, in form and substance reasonably satisfactory to Agent, executed and delivered from time to time by a Guarantor to Agent.
(z)The definition of “Maturity Date” in Section 1.1 of the Agreement is hereby amended and restated in its entirety to read as follows:
(aa)“‘Maturity Date’ means April 29, 2028.”
(ab)Clauses (o) and (q) of the definition of “Permitted Indebtedness” in Section 1.1 of the Agreement is hereby amended and restated in its entirety to read as follows:
“(o)    unsecured Indebtedness permitted to be incurred pursuant to Section 4.09 of the indenture governing the Note 2021 Indebtedness as in effect on the date hereof, and Refinancing Indebtedness in respect thereof; provided that, (i) the final maturity date of all unsecured Indebtedness permitted under this clause (o) and Refinancing Indebtedness in respect thereof shall at all times be no earlier than 90 days after the Maturity Date and (ii) immediately prior to and immediately after giving effect to the inccurence of such unsecured Indebtedness, no Default or Event of Default hereunder or default or event of default under the indenture governing the Note 2021 Indebtedness, shall have occurred and be continuing or would result therefrom;”
(q)    other unsecured Indebtedness in an aggregate principal amount not to exceed $10,000,000 at any time outstanding; and ”
(ac)Clauses (p) and (q) of the definition of “Permitted Liens” in Section 1.1 of the Agreement are hereby amended and restated in their entirety to read as follows:
(ad)“(p) [reserved], or
(ae)(q) other Liens (except for Liens on any Obligor Loan Receivable) on which do not secure Indebtedness for borrowed money or letters of credit and as to which the aggregate amount of the obligations secured thereby does not exceed $5,000,000”
(af)The definition of “Pledged Companies” in Section 1.1 of the Agreement is hereby amended and restated in its entirety to read as follows:

(ag)“‘Pledged Companies’ means each Person listed on Schedule P-3 as a “Pledged Company”, together with each other Person, all or a portion of whose Equity Interests is acquired or otherwise owned by Borrower after the Closing Date such that such Person is a Subsidiary of Borrower.”
(ah)The definition of “Pledged Interests” in Section 1.1 of the Agreement is hereby amended by replacing each reference to “Stock” under such definition with “Equity Interests”.
(ai)The definition of “Maximum Revolver Amount” in Section 1.1 of the Agreement is hereby amended and restated in its entirety to read as follows:
“‘Maximum Revolver Amount’ means $30,000,000 as of the Amendment Number Four Effective Date, decreased by the amount of reductions in the Commitments made in accordance with Section 2.3(c) of this Agreement and increased by the amount of any Increase made in accordance with Section 2.13 of this Agreement.
(aj)The definition of “Obligor Agent Agreement” in Section 1.1 of the Agreement is hereby amended and restated in its entirety to read as follows:
(ak)“‘Obligor Agent Agreement’ means, as amended or modified from time to time, that certain Amended and Restated Obligor Agent Agreement, by and among each Obligor Loan Agent, Borrower, and Agent, dated as of April 29, 2022, regarding certain reporting and other obligations of Obligor Loan Agents to Agent.”
(al)The definition of “Obligor Loan Receivable” in Section 1.1 of the Agreement is hereby amended and restated in its entirety to read as follows:
(am)“‘Obligor Loan Receivable’ means all rights to payment of indebtedness and obligations (including without limitation, unpaid principal, accrued interest, costs, fees, expenses and indemnity obligations) owing by an Obligor in respect of a loan or loans or other financial accommodations made or extended by Borrower to or for the benefit of such Obligor, including without limitation all rights (including enforcement rights) under or pursuant to all related Obligor Loan Documents in respect thereof, and all supporting obligations in connection therewith.”
(an)The definition of “Restricted Payment” in Section 1.1 of the Agreement is hereby amended and restated in its entirety to read as follows:
“‘Restricted Payment’ means (a) any declaration or payment any dividend or the making of any other payment or distribution, directly or indirectly, on account of Equity Interests issued by Borrower (including any payment in connection with any merger or consolidation involving Borrower) or to the direct or indirect holders of Equity Interests issued by Borrower in their capacity as such (other than dividends or distributions payable in Qualified Equity Interests issued by Borrower), or (b) any purchase, redemption, making of any sinking fund or similar payment, or other acquisition or retirement for value (including in connection with any merger or consolidation involving Borrower) any Equity Interests issued by Borrower, or (c) any making of any payment to retire, or to obtain the surrender of, any outstanding warrants, options, or other rights to acquire Equity Interests of Borrower now or hereafter outstanding or (d) repayment, in whole or in part, the Note 2021 Indebtedness.”
(ao)The definition of “Triggering Event” in Section 1.1 of the Agreement is hereby amended and restated in its entirety to read as follows:

(ap)“‘Triggering Event’ means, with respect to any Obligor Loan Receivable, (i) “Event of Default” under the applicable Obligor Loan Documents, (ii) any amendment, modification, or waiver resulting in the release of any material portion of the collateral securing the applicable Obligor Loan Receivable or reducing or postponing any payments due under the Obligor Loan Receivable loan documents, (iii) Borrower ceases to constitute Obligor Required Lenders under the applicable Obligor Loan Receivable, (iv) any other amendment, modification or waiver of any applicable Obligor Loan Documents which requires the consent of all lenders or all affected lenders under the terms of such Obligor Loan Documents as in effect at the time such Obligor Loan Receivables were first included in the Borrowing Base, (v) such Obligor Loan Receivable is determined to have a risk rating of 4 or worse, or (vi) any outstanding loan under the Obligor Loan Receivable is more than 30 days past due.”
(aq)Section 1.1 of the Agreement is hereby amended by adding the following definitions in their appropriate alphabetical order:
“‘Applicable Advance Rate’ means 50%, provided that, the Applicable Advance Rate shall be: (i) 45%, if at any time there are four (4) Eligible Obligor Loan Receivables included the Borrowing Base, (ii) 40%, if at any time there are three (3) Eligible Obligor Loan Receivables included in the Borrowing Base, (iii) 35%, if at any time there are two (2) Eligible Obligor Loan Receivables included in the Borrowing Base, and (iv) 30%, if at any time there is one (1) Eligible Obligor Loan Receivable included in the Borrowing Base.
‘Amendment Number Four’ means that Amendment Number Four to Loan and Security Agreement and Consent, dated as of April 29, 2025, by and among Agent, Lenders and Borrower.
‘Amendment Number Four Effecitve Date’ means April 29, 2025.
‘Capital Expenditures’ means, with respect to any Person for any period, the amount of all expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed, but excluding, without duplication (a) expenditures made during such period in connection with the replacement, substitution, or restoration of assets or properties, (b) with respect to the purchase price of assets that are purchased substantially contemporaneously with the trade-in of existing assets during such period, the amount that the gross amount of such purchase price is reduced by the credit granted by the seller of such assets for the assets being traded in at such time, (c) any portion of such expenditures paid for with the proceeds of any issuance of Equity Interests or capital contribution from the holders of such Person’s Equity Interests, and (d) expenditures during such period that, pursuant to a written agreement, are reimbursed by a third Person (excluding Borrower or any of its Affiliates).
‘Consolidated Debt’ means the sum of (without duplication) all Indebtedness for borrowed money, Capitalized Lease Obligations and Disqualified Equity Interests of Borrower and its Subsidiaries for such period.
‘Excluded Accounts’ means Deposit Accounts (a) specially and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for Loan Parties’ employees, (b) specially and exclusively used for any trust, escrow, or other similar fiduciary account, in each case, approved by Agent, and (c) any petty cash account and similar Deposit Accounts with de minimis balances with an aggregate amount on deposit therein of not more than $250,000 at any one time for all such Deposit Accounts in respect of this clause (c).

‘Free Cash Flow’ means for the twelve month period ending December 31st, with respect to Borrower and its Subsidiaries on a consolidated basis, an amount equal to (a) EBITDA, minus (b) Capital Expenditures (other than Capital Expenditures to the extent financed with money borrowed), minus (c) Debt Service, minus (d) all Taxes that have been paid in cash, in each case, during the applicable period of determination, plus (e) accrued payment in kind interest plus dividends received from TRS.
‘Net Income’ means, for a Person for any period, the net income of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.
‘Subject Transaction’ means, either Borrower’s repurchase of a portion its Equity Interests or repayment of a portion or all of the Note 2021 Indebtedness made during the calendar year ending April 29, 2026.
‘TRS’ means AFCG TRS1, LLC, a Delaware limited liability company.”
(ar)Section 2.13(a) of the Agreement is hereby amended and restated in its entirety to read as follows:
(as)“(a)    At any time during the period from and after the Closing Date through but excluding the Maturity Date, at the option of Borrower (but subject to the conditions set forth in clause (b) below), the Commitments and the Maximum Revolver Amount may be increased by an amount in the aggregate for all such increases of the Commitments and the Maximum Revolver Amount not to exceed the Available Increase Amount (each such increase, an “Increase”). Agent shall invite each Lender to increase its Commitments (it being understood that no Lender shall be obligated to increase its Commitments) in connection with a proposed Increase at the interest margin proposed by Borrower, and if sufficient Lenders do not agree to increase their Commitments in connection with such proposed Increase, then Agent or Borrower may invite any prospective lender who is reasonably satisfactory to Agent and Borrower to become a Lender in connection with a proposed Increase. Any Increase shall be in an amount of at least $3,000,000 and integral multiples of $500,000 in excess thereof. In no event may the Commitments and the Maximum Revolver Amount be increased pursuant to this Section 2.13 on more than 5 occasions in the aggregate for all such Increases. Additionally, for the avoidance of doubt, it is understood and agreed that in no event shall the aggregate amount of the Increases to the Commitments exceed $70,000,000.”
(at)Clauses (b) and (d) of Section 2.14 of the Agreement is hereby amended and restated in its entirety to read as follows:
(au)“(b)    Each Deposit Account of Borrower (except with respect to any Excluded Accounts) shall be subject to a Control Agreement (each such Deposit Account, a “Cash Management Account”), in form and substance reasonably acceptable to Agent. Each Control Agreement relating to each such Cash Management Account shall provide, among other things, that (i) the Cash Management Bank will comply with any instructions originated by Agent directing the disposition of the funds in such Cash Management Account without further consent by Borrower or any of their respective Subsidiaries, as applicable, (ii) the Cash Management Bank has no rights of setoff or recoupment or any other claim against the applicable Cash Management Account other than for payment of its service fees and other charges directly related to the administration of such Cash Management Account and for returned checks or other items of payment, and (iii) upon the instruction of Agent (an “Activation Instruction”), the Cash Management Bank will forward by daily sweep all amounts in each applicable Cash Management Account to Agent’s Account. Agent agrees not to issue an Activation Instruction with respect to the Cash Management Accounts unless an Event of Default has occurred and is continuing at the time such Activation Instruction is issued. Agent agrees to use commercially reasonable efforts to rescind an Activation Instruction (the “Rescission”) if: (1) the Event of Default upon which such Activation Instruction was issued has been waived in writing in accordance with the terms of the Credit Agreement, and (2) no additional Event of Default has occurred and is continuing prior to the date of the Rescission or is reasonably expected to occur on or immediately after the date of the Rescission.
(av)(d)    Borrower hereby grants a Lien to Agent in each of Borrower’s Deposit Accounts and Securities Accounts, including the Collection Account and each Cash Management Account, and each such Deposit Account and Securities Account (except with respect to any Excluded Account) shall be subject to a Control Agreement or Agent’s Lien thereon shall be otherwise perfected to the satisfaction of Agent.”
(aw)Clauses (a) and (b) of Section 4.5 of the Agreement is hereby amended and restated in its entirety to read as follows:
(ax)“(a)    Borrower authorizes Agent to file in any appropriate filing office: (i) any financing statement describing Collateral to perfect Agent’s Lien in any of the Collateral, and Agent may include “all assets” as part of the Collateral description, and (ii) any amendment or continuation of any filed financing statement. All financing statements filed before the date of this Agreement to perfect Agent’s Lien were authorized by Borrower and are hereby ratified. Notwithstanding such authorization, Agent agrees to provide release, certifications or other documentation reasonably requested by Borrower as may be necessary to demonstrate that any assets or property of Borrower not constituting Collateral are not subject to Agent’s Lien.
(ay)(b)    If Borrower acquires any commercial tort claim after the date hereof, Borrower shall promptly (but in any event within three (3) Business Days after such acquisition) deliver to Agent a written description of such commercial tort claim and shall deliver a written agreement, in form and substance satisfactory to Agent, granting to Agent, as security for the payment of the Obligations, a perfected security interest in all of Borrower’s right, title and interest in and to such commercial tort claim.”
(az)The first sentence of Section 4.8 of the Agreement is hereby amended by (i) adding “Except with respect to any Excluded Accounts,” at the beginning of such sentence and (ii) deleting “that, in cash case, constitute Collateral” from the end of such sentence.
(ba)Section 5.24 of the Agreement is hereby amended and restated in its entirety to read as follows:
“5.24    REIT Status. Borrower intends to qualify to elect, is qualified to elect or has elected status as a real estate investment trust under Section 856 of the Code and currently is in compliance in all material respects with all provisions of the IRC applicable to the qualification of Borrower as a real estate investment trust.”
(bb)Section 5.25 of the Agreement is hereby amended and restated in its entirety to read as follows:
“5.25    Eligible Obligor Loan Receivable. As to each Obligor Loan Receivable that is identified by Borrower as an Eligible Obligor Loan Receivable in the most recent Borrowing Base Certificate submitted to Agent, as of the date of such Borrowing Base Certificate: (a) such Obligor Loan Receivable is a bona fide existing payment obligation of the applicable Obligor created in the ordinary course of Borrower’s business, (b) such Obligor Loan

Receivable is owed to Borrower without any known defenses, disputes, offsets, counterclaims, or rights of return or cancellation, (c) each Eligible Obligor Loan Receivable has been documented in accordance with the Required Procedures, (d) such Obligor Loan Receivable is not excluded as ineligible by virtue of one or more of the excluding criteria (other than any Agent-discretionary criteria) set forth in the definition of Eligible Obligor Loan Receivables, (e) the original amount of, the unpaid balance of, and the amount and dates of payments on such Obligor Loan Receivable shown on the Books of Borrower and in the schedules of same delivered to Agent are true and correct, (f) Borrower has no knowledge of any fact which is reasonably likely to impair the validity or collectability of such Obligor Loan Receivable, (g) such Obligor Loan Receivable is subject to a first-priority perfected security interest in favor of Agent, (h) such Obligor Loan Receivable and Obligor Loan Collateral therefor complies with all Applicable Laws (other than Federal Cannabis Laws), (i) since inclusion of such Obligor Loan Receivable in the Borrowing Base, such Obligor Loan Receivable has not been amended nor any requirements relating thereto waived without the prior written consent of Agent, other than any amendments or modification that do not result in a Triggering Event, (j) except for liens consented to by Agent as of the date of inclusion of such Obligor Loan Receivable in the Borrowing Base, such Obligor Loan Receivable is secured by a first priority security interest in the applicable Obligor Loan Collateral not subject to any Lien in favor of mechanics, materialmen, laborers, or suppliers for performance of work or supply of materials, (k) such Obligor Loan Receivable is secured by the Obligor Loan Collateral as reflected in the applicable Obligor Loan Documents (l) the Obligor Loan Agent, for the benefit of Borrower and any other lenders under such Obligor Loan Receivable maintains a first priority security interest in the Deposit Account in which amounts due under such Obligor Loan Receivable are collected when paid by the applicable Obligor, and (m) the Obligor Loan Documents associated with each such Obligor Loan Receivable include terms and provisions establishing that (i) the applicable Obligor shall not directly or indirectly sell, assign, convey or transfer, or enter any contract or agreement to sell, assign, convey, or transfer, in whole or in part, the Obligor Loan Mortgaged Property securing such Obligor Loan Receivable, (ii) all Taxes owing by the applicable Obligor under such Obligor Loan Receivable and the Obligor Loan Collateral therefor have been paid when due, (iii) such Obligor Loan Collateral complies with all Environmental Laws and all other applicable laws, ordinances, regulations, restrictive covenants and other requirements of any Governmental Authority regarding zoning and use, and (iv) in respect of each Obligor Loan Receivable, the applicable Obligor has and maintains (A) title insurance policies on the Obligor Loan Mortgaged Property, (B) flood certifications, and if applicable, flood insurance, (C) “all risk” insurance coverage against casualty to the Obligor Loan Mortgaged Property and any and all materials stored at or upon the property during construction, (D) comprehensive general liability insurance, (E) worker’s compensation insurance, and (F) any other insurance required under the applicable Obligor Loan Documents as of the date of inclusion in the Borrowing Base. Unless otherwise disclosed to Lender in writing, Borrower has not received actual notice of (y) actual or imminent bankruptcy of any Obligor regarding any Eligible Obligor Loan Receivable or (z) actual or threatened litigation regarding the validity or enforceability of any Eligible Obligor Loan Receivable or the validity, enforceability or priority of any Obligor Loan Mortgage or Lien on any Obligor Loan Collateral. With respect to each Eligible Obligor Loan Receivable, Borrower has duly recorded (or delivered for recording and obtained a filing receipt from the appropriate recording office for recording) the Obligor Loan Mortgage and duly filed (or delivered for filing and obtained a filing receipt from the appropriate filing office for filing) financing statements with respect to any personal property Collateral for such Eligible Obligor Loan Receivable against the applicable Obligor in all applicable jurisdictions. Borrower has obtained all Obligor Loan Title Policies in respect of each Obligor Loan Receivable. Borrower represents that it is the sole legal and beneficial owner of each Eligible Obligor Loan Receivable, and all related Collateral, and that no participation interest or other ownership interest (legal, beneficial or otherwise) has been sold or is otherwise outstanding with respect thereto, unless such participation interest or other ownership interest has been consented to by Agent in its sole discretion.”
(bc)Clause (c) of Section 6.1 of the Agreement is hereby amended and restated in its entirety to read as follows:
(bd) “(c)    reserved,”
(be)Section 6.10 of the Agreement is hereby amended and restated in its entirety to read as follows:
(bf)“6.10    REIT Status. Borrower shall at all times comply with all requirements of applicable laws necessary to maintain its status as a real estate investment trust under the IRC, intends to elect to be treated as a real estate investment trust and shall operate its business in compliance with the terms and conditions of this Agreement and the other Loan Documents.”
(bg)Section 7.7(a)(i) of the Agreement is hereby amended and restated in its entirety as follows:
(bh)“(i) optionally prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of any Loan Party or its Subsidiaries, other than (A) the Obligations in accordance with this Agreement, (B) Hedge Obligations, (C) Permitted Intercompany Investments constituting Indebtedness, (D) optionally prepaying all or any portion of the 2021 Note Indebtedness in connection with a Subject Transaction so long as the terms and conditions set forth in Section 3 of Amendment Number Four have been satisfied, then Borrower may make such prepayment thereunder, or (E) other Indebtedness if the Payment Conditions are satisfied after giving effect thereto;”
(bi)Section 7.8 of the Agreement is hereby amended and restated in its entirety to read as follows:
“7.8    Restricted Payments. Each Loan Party will not, and will not permit any of its Subsidiaries to make any Restricted Payment; provided, that, (a) so long as it is permitted by law, and so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, then a Loan Party may make distributions to its shareholders in an amount not to exceed the sum of (i) Borrower’s Free Cash Flow for the twelve month period ending on December 31st of the calendar year of such distribution plus (ii) the amount of gross proceeds received by Borrower from one or more equity financing transactions during the twelve month period ending December 31st in the same calendar year of such equity financing transaction; and (b) so long as the terms and conditions set forth in Section 3 of Amendment Number Four have been satisfied, then Borrower may consummate the Subject Transaction. Notwithstanding the foregoing, and notwithstanding that an Event of Default may have occurred, Borrower shall have the right to make distributions to its shareholders, in amounts sufficient to enable each such Borrower to qualify and maintain status as a REIT.”
(bj)Section 7.15 of the Agreement is hereby amended and restated in its entirety to read as follows:
“7.15    Participations in Obligor Loan Receivables. Unless consented to in writing by Agent in its sole discretion, Borrower will not sell, grant or otherwise convey a participating interest or other ownership interest (legal, beneficial or otherwise) in the unfunded commitments, outstanding loans, the obligations of the applicable Obligor, or the other rights and interests of Borrower in any Eligible Obligor Loan Receivable to another Person.”

(bk)Section 7.16 of the Agreement is hereby amended and restated in its entirety to read as follows:
“7.16    Amendments to Obligor Loan Receivables. The Loan Parties shall not amend any Obligor Loan Documents or the forms of the Obligor Loan Documents in a manner which: (i) would result in the occurrence of a Triggering Event, (ii) would result in any change to the definition of “Required Lenders”, “Majority Lenders”, or similar defined term under the applicable Obligor Loan Receivable from the definitions of such terms in existence as of the Closing Date, (iii) would result in a change to Section 15.1 or any similar section governing the voting thresholds and requirements for the lenders in respects to amendments under such Obligor Loan Receivable, (iv) would result in any change to the definition of “Collateral”, or similar defined term under the applicable Obligor Loan Receivable from the definitions of such terms in existence as of the Closing Date that would result in a reduction in collateral, (v) would result in an assignment or delegation of any portion of Borrower’s rights or duties under the Obligor Loan Document to another Person, (vi) would result in a change to any section governing the assignment requirements for the lenders or Obligors under any Obligor Loan Receivable, (vii) would result in the release of any loan party under any Obligor Loan Receivable (other than in connection with any immaterial asset sales or any asset sale at fair market value the proceeds of which are used to repay such Obligor Loan Receivable at par), or (viii) would result in the subordination of any portion of the debt owing under such Obligor Loan Receivable or the subordination of the Lien or other security interest in respect of any portion of the Obligor Loan Collateral securing such Obligor Loan Receivable, or (ix) would result in any change or other modification which results in the release or termination of security interest in respect of any collateral securing an Obligor Loan Receivable (other than in connection with any immaterial asset sales or any asset sale at fair market value the proceeds of which are used to repay such Obligor Loan Receivable at par).”
(bl)Schedules A-2, C-1, D-1, E-1, P-1, 2.14(a), 5.1(b), 5.1(c), 5.6(a), 5.6(b), 5.6(c) 5.7(b), 5.15, 5.26 and 7.6 to the Agreement are hereby amended and replaced with the Schedule A-2, C-1, D-1, E-1, P-1, 2.14(a), 5.1(b), 5.1(c), 5.6(a), 5.6(b), 5.6(c) 5.7(b), 5.15, 5.26 and 7.6 attached to this Amendment.
(bm)The attached Schedule P-3 is hereby added to the Agreement as a schedule to the same immediately after Schedule P-2 of the Agreement and prior to Schedule 2.14(a) of the Agreement.
4.CONSENT TO SUBJECT TRANSACTION. Notwithstanding anything to the contrary in the Agreement, Agent and Lenders consents to the Subject Transaction, Agent and Lenders hereby consent to the Subject Transaction so long as (a) immediately prior to and immediately after giving effect to the Subject Transaction: (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom, and (ii) Borrower shall be in compliance with the financial covenants set forth in Section 7.8 and Section 8 of the Agreement, on a pro forma basis, (b) in the event a Borrowing request is made by Borrower in order to pay, in whole or in part, the Subject Transaction, the requested Borrowing shall not exceed 50% of the Availaiblity on the proposed Funding Date of such Borrowing, and (c) Borrower shall deliver a certificate, signed by a financial officer of Borrower, certifying the conditions set forth in clause (a) and (b) above have been met and attaching the calculations for item (a)(ii). The terms and provisions contained herein are limited to the specifics hereof, shall not apply with respect to any Default or Event of Default or any departure by Borrower from the terms of the Agreement, or any other facts or occurrences other than those on which the same are based, shall not excuse future non-compliance with the Agreement, shall not be a practical construction, course of conduct or course of performance under the Agreement, and, except as expressly set forth herein, shall not operate as a waiver or an amendment of any right, power, or remedy of Agent or any Lender, nor as a consent to or waiver of any further or other matter, under the Loan Documents. Borrower hereby acknowledges and reaffirms (i) all of its obligations and duties under the Loan Documents, and (ii) that

Agent, for the ratable benefit of the Lender Group, has and shall continue to have valid, perfected Liens in the Collateral.
5.REPRESENTATIONS AND WARRANTIES.
(a)Borrower hereby affirms to Agent and the Lenders that all its representations and warranties set forth in the Loan Documents, after giving effect to this Amendment, are true, complete and accurate in all material respects except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof as of the date hereof (except to the extent that such representations and warranties relate solely to an earlier date).
(b)Borrower represents and warrants as of the date hereof (i) it has the requisite corporate power and authority to execute and deliver this Amendment, and to perform its obligations hereunder and under the Loan Documents (as amended hereby) to which it is a party and (ii) the execution, delivery and performance by Borrower of this Amendment have been duly approved by all necessary corporate action and does not (A) violate any material provision of federal, state, or local law or regulation applicable to Borrower or its Subsidiaries or (B) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contract of Borrower or its Subsidiaries except to the extent that any such conflict, breach or default could not individually or in the aggregate reasonably be expected to have a Material Adverse Effect.
(c)Borrower represents and warrants as of the date hereof that this Amendment (i) has been duly executed and delivered by Borrower, (ii) is the legal, valid and binding obligation of Borrower, enforceable against such Borrower in accordance with its terms, and is in full force and effect, except to the extent that (A) the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights or general principles of equity or (B) the availability of the remedies of specific performance or injunctive relief are subject to the discretion of the court before which any proceeding therefor may be brought, and (iii) does not and will not violate any material provision of the Governing Documents of Borrower or its Subsidiaries.
6.NO DEFAULTS. Borrower hereby affirms to Agent and the Lenders that no Default or Event of Default has occurred and is continuing as of the date hereof.
7.CONDITIONS PRECEDENT. The effectiveness of this Amendment is expressly conditioned upon receipt by Agent of each of the following, in each case, in form and substance satisfactory to Agent:
(a)A duly executed copy of this Amendment,
(b)Duly executed copies of that certain Guaranty, dated as of the date hereof, executed by TRS (“TRS Guaranty”) in favor of Agent for the benefit of the Lender Group and all other documentation, including the Governing Documents of TRS and one or more opinions of counsel reasonably satisfactory to Agent, which, in its opinion, is appropriate with respect to the execution and delivery of the TRS Guaranty,
(c)Borrower shall have terminated all of its obligations under that certain Unsecured Revoving Credit Agreement, dated as of December 17, 2024 (“AFCF Unsecured Credit Agreement”), with a credit limit of up to $40,000,000 by and among Borrower, the lenders party thereto (“AFCF Lenders”) and AFC Finance, LLC, a Delaware limited liability company, as agent for the AFCF Lenders and all related loan documents executed in connection therewith (“AFCF Loan Documents”) and repaid in full all of its outstanding obligations required thereunder;
(d)Copies of updated Schedules to the Agreement, and
(e)with respect to the previously filed UCC-1 financing statements reflecting Agent as secured party and TRS and Borrower as debtor, respectively, UCC financing statement amendments restating the collateral description thereunder to “all assets.”
8.POST-CLOSING CONDITION. Borrower shall (and shall cause each other Loan Party to) perform and satisfy the following condition subsequent (the failure by Borrower to so perform and satisfy or cause to be performed or satisfied such condition subsequent as and when required by the terms hereof (unless such date is extended, in writing, by Agent in its Permitted Discretion), shall constitute an immediate Event of Default):
(a)Within forty five (45) days following the Effective Date, the Loan Parties shall deliver to Agent duly executed copies of Control Agreements with respect to any and all Deposit Accounts and Securities Accounts (except with respect to any Excluded Accounts), which are not already subject to a Control Agreement as of the date hereof.
(b)Within 5 calendar days following the Effective Date, Borrower shall have delivered evidence satisfactory to Agent of the termination and payment in full of the obligations under the AFCF Loan Documents.
9.ACKNOWLEDGEMENT. Borrower hereby acknowledges and reaffirms (a) all of its obligations and duties under the Loan Documents, and (b) that Agent, for the ratable benefit of the Lender Group, has and shall continue to have valid, perfected Liens in the Collateral.
10.COSTS AND EXPENSES. Borrowers shall pay to Agent all of Lenders’ reasonable and documented out-of-pocket costs and expenses (including, without limitation, the reasonable and documented fees and expenses of its counsel, which counsel may include any local counsel deemed necessary, search fees, filing and recording fees, documentation fees, appraisal fees, travel expenses, and other fees) arising in connection with the preparation, execution, and delivery of this Amendment and all related documents as well as expenses related to the maintenance of the facility (such as periodic searches).
11.LIMITED EFFECT. In the event of a conflict between the terms and provisions of this Amendment and the terms and provisions of the Agreement, the terms and provisions of this Amendment shall govern. In all other respects, the Agreement, as amended and supplemented hereby, shall remain in full force and effect.
12.COUNTERPARTS; EFFECTIVENESS. This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which when so executed and delivered shall be deemed to be an original. All such counterparts, taken together, shall constitute but one and the same Amendment. This Amendment shall become effective upon the execution of a counterpart of this Amendment by each of the parties hereto and satisfaction of each of the other conditions precedent set forth in Section 6 hereof. This Amendment is a Loan Document and is subject to all the terms and conditions, and entitled to all the protections, applicable to Loan Documents generally. Delivery of an executed counterpart of this Amendment by telefacsimile or .pdf shall be equally effective as delivery of a manually executed counterpart.
13.CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL REFERENCE. Section 14 of the Agreement is incorporated herein by reference mutatis mutandis.

[Signatures on next page.]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.
[***],
as Agent and a Lender

By:
Name: [***]
Title: [***]

Amendment Number Four
to Loan and Security Agreement and Consent

BORROWER:	ADVANCED FLOWER CAPITAL INC. a Maryland corporation By: Name: /s/: Brandon Hetzel Title: Chief Financial Officer and Treasurer

Amendment Number Four
to Loan and Security Agreement and Consent

Reaffirmation of Third Party Pledge Agreement
Each of the undersigned has previously executed a Third Party Pledge Agreement in favor of the Agent and Lenders referred to in the above Amendment respecting the obligations of Borrowers owing to Agent and Lenders. Without limiting the effectiveness of any affirmation, representation, warranty or acknowledgment set forth in the Amendment, each of the undersigned acknowledges the terms of the above Amendment and reaffirms and agrees that: the Third Party Pledge Agreement remains in full force and effect; nothing in such Third Party Pledge Agreement obligates the Lenders or Agent to notify the undersigned of any changes in the financial accommodations made available to Borrowers or to seek reaffirmations of the Third Party Pledge Agreement; and no requirement to so notify the undersigned or to seek reaffirmations in the future shall be implied by the execution of this reaffirmation.
[Remainder of page intentionally left blank. Signatures follow on next page.]

BN 88745467v3

AFCG TRS1, LLC,
a Delaware limited liability company
By:
Name: /s/: Brandon Hetzel
Title: Authorized Signatory

Reaffirmation of Third Party Pledge